EXHIBIT 99.1
EZCORP®
JOE BEAL JOINS EZCORP BOARD OF DIRECTORS
AUSTIN, Texas (August 27, 2009) — EZCORP, Inc. (Nasdaq: EZPW) announced today that Joseph J. Beal has been appointed to the Board of Directors of EZCORP effective immediately.
Until his retirement in January 2008, Beal was the general manager and chief executive officer of the Lower Colorado River Authority, a Texas conservation and reclamation district with over $1 billion in annual revenues, over $3 billion in assets and more than 2,200 employees. Beal joined LCRA in 1995 to lead its Water Services division, and was appointed by the LCRA board in January 2000 to become its eighth general manager and chief executive officer. Before joining LCRA, Beal was senior vice president and chief operating officer at Espey Huston & Associates, an international engineering and environmental consulting firm based in Austin.
Beal earned a bachelor’s degree in civil engineering from Texas Tech University in 1968, followed by a master’s degree in business administration from the University of Texas at Austin. He and his wife, Nancy, reside in Bastrop, Texas.
Beal replaces Richard M. Edwards, who retired from the EZCORP board to devote more time to other business activities. Beal will serve on the board’s compensation committee.
Joe Rotunda, EZCORP’s President and Chief Executive Officer, stated “We are extremely delighted that Joe Beal has joined our Board of Directors. Joe brings substantial operating and organizational leadership experience as the general manager and chief executive officer of one of Central Texas’ most challenging and important businesses. This experience, combined with Joe’s unique perspective, will greatly benefit our company as we continue to grow our operational base in the U.S., Mexico and Canada and work more closely with our international affiliates.”
Rotunda added, “At the same time, we want to publicly thank Dick Edwards for over two years of contribution and service on our board. Dick’s counsel and perspective have been invaluable during this time of growth and expansion. We wish him the best in his future endeavors.”
EZCORP is primarily a lender or provider of credit services to individuals who do not have cash resources or access to credit to meet their short-term cash needs. In its pawnshops, the Company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans. At these locations, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. In its signature loan stores and some pawnshops, the Company offers short-term non-collateralized loans, often referred to as payday loans, or fee based credit services to customers seeking loans.
As of June 30, 2009, EZCORP operated a total of 897 locations in the U.S. and Mexico consisting of 370 U.S. pawnshops, 47 pawnshops in Mexico and 480 U.S. signature loan stores. EZCORP, as a near 30% stockholder, is also actively involved in the management of Albemarle & Bond Holdings PLC, the U.K.’s largest pawnbroking business with 115 stores.
For additional information, contact Dan Tonissen at (512) 314-2289.